Exhibit 14.1

Northern Trust Corporation

CODE OF BUSINESS CONDUCT AND ETHICS

This Code applies to all directors of Northern Trust Corporation, all directors of subsidiaries of Northern Trust Corporation and all officers and employees of Northern Trust worldwide. More detailed Northern Trust policies and procedures that apply to employees are set forth in other documents, including the Guidelines Relating to Standards of Conduct applicable to employees and the Global Anti-Money Laundering/Anti-Financial Crimes and Economic Sanctions Compliance Policy. Some of these policies and procedures also apply to all Northern Trust directors, officers and employees. Some policies and procedures apply only to specified groups of persons. None of these other policies and procedures are part of this Code. Everyone covered by this Code is expected to conduct themselves consistently with this Code and all other policies that address specific legal requirements imposed by laws and regulations in countries in which Northern Trust does business.

We expect everyone covered by this Code to adhere to our overriding commitment to the highest standards of integrity, ethics, and honesty. Compliance with the Code, other Northern Trust Policies and procedures, and the laws and regulations referred to in those documents is an important part of that commitment.

NORTHERN TRUST CORPORATION

CODE OF BUSINESS CONDUCT AND ETHICS

Definitions

Following are definitions of some of the terms used in the Northern Trust Corporation Code of Business Conduct and Ethics

“Board of Directors” means the Board of Directors of the Corporation

“Chief Compliance and Ethics Officer” means the Corporation’s Chief Compliance and Ethics Officer

“Code” means this Northern Trust Corporation Code of Business Conduct and Ethics

“Code of Ethics Contact Person” is the Corporate Secretary

“Corporation” means Northern Trust Corporation

“General Counsel” means the Corporation’s General Counsel

“Northern Trust,” “we” or “our” refers to the Corporation and its subsidiaries

Introduction

The Board of Directors has adopted this Code to:

•	promote honest and ethical conduct, including fair dealing and the ethical handling of actual or apparent conflicts of interest;

•	promote full, fair, accurate, timely and understandable public disclosure about Northern Trust;

•	promote compliance with applicable laws and governmental rules, codes and regulations wherever Northern Trust does business;

•	ensure the protection of our legitimate business interests; and

•	deter wrongdoing.

All Northern Trust directors, officers and employees are expected to be familiar with this Code and to adhere to those principles and procedures set forth in this Code that apply to them. More detailed Northern Trust policies and procedures are set forth in other documents, including the

Guidelines Relating to Standards of Conduct and the Global Anti-Money Laundering/Anti-Financial Crimes and Economic Sanctions Compliance Policy (“AML Policy”), which are not part of this Code.

I. Honest and Ethical Conduct

Each of our directors, officers and employees owes a duty to Northern Trust to act with integrity and to treat colleagues, clients, suppliers and other third parties with dignity and respect. Integrity requires, among other things, being honest, ethical and candid. Deceit and abandoning or undermining the core principles for which Northern Trust stands are inconsistent with integrity.

Each Northern Trust director, officer and employee must:

•	Adhere to Northern Trust’s overriding commitment to the highest standards of integrity, ethics and honesty.

•

Cooperate with appropriate inquiries (i) from outside accountants, (ii) pursuant to an internal investigation, or (iii) pursuant to any official investigation, examination or inquiry by a regulatory or law enforcement agency.

•	Observe all applicable laws and governmental rules, codes and regulations, accounting standards and Northern Trust policies.

•

Treat all persons without bias, discrimination or harassment. Everyone within and outside of Northern Trust should be treated with proper respect and fairness, regardless of that person’s age, color, race, religion, gender, creed, national origin, physical or mental disability, sexual orientation, gender identity, or other legally protected status as required by applicable law.

II. Dealing with Difficult Ethical Questions

This Code presents a number of obligations and prohibitions. In fulfilling your daily responsibilities to Northern Trust you may confront ethical questions from time to time. We expect our directors, officers and employees to be able to resolve many uncertainties themselves. It will, however, sometimes be necessary to contact the Code of Ethics Contact Person or some other person in authority to resolve a question. When faced with a difficult ethical question, you should:

•	Gather all the available information necessary to address the issue.

•	Check the Code and any other applicable Northern Trust policy statement.

•

If the decision of what action to take, or not to take, is not readily apparent, ask yourself how your decision may impact others, within and outside of Northern Trust, what the consequences would be and how your action would affect the reputation of Northern Trust. Consider how your action would appear if it were described in the newspaper.

•	Consider whether the proposed course of action or failure to act would have the appearance of being improper, even if not directly contrary to this Code or some other Northern Trust policy.

•

Seek guidance from others as appropriate, always keeping in mind the confidentiality obligations discussed in Section VIII of this Code. You should consider consulting your manager or supervisor or those persons referred to in Section VI of this Code.

III. Conflicts of Interest

A “conflict of interest” occurs when an individual’s real or apparent private interest interferes or appears to interfere with the interests of Northern Trust. A conflict of interest can arise when one of our directors, officers or employees takes action or has an interest that may make it difficult to perform his or her Northern Trust work objectively and effectively. For example, a conflict of interest would arise if a director, officer or employee, or a member or his or her family, receives an improper personal benefit as a result of his or her position in Northern Trust. For these purposes, a family member includes the person’s spouse, domestic partner, parents, stepparents, grandparents, children, stepchildren, brothers, sisters, mother- and father-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law, as well as other persons living in the person’s home (other than a tenant who is not otherwise included in the preceding list).

Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should be discussed in advance with the Code of Ethics Contact Person.

Personal gain or advantage should never be allowed to interfere with, or be given a higher priority than, service to Northern Trust. Accordingly, conflicts of interest should be avoided whenever possible. All business decisions regarding Northern Trust must be based solely on what is in the best interest of Northern Trust, without regard to any conflicting interest of any Northern Trust director, officer or employee.

Clear conflict of interest situations involving Northern Trust directors, officers and employees who occupy supervisory positions or who have discretionary authority in dealing with any third party specified below may include the following:

•	any significant ownership or other economic interest in any of our suppliers or clients;

•	any duties, responsibilities or obligations to third parties that are inconsistent with the person’s duty to Northern Trust;

•	any outside activity that interferes with an individual’s ability to devote appropriate time and attention to his or her responsibilities with Northern Trust;

•

the receipt of a larger than nominal gift or of excessive entertainment from any person or entity with which Northern Trust has current or prospective business dealings, regardless of any local custom or practice in this respect;

•	being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any immediate family member; and

•	selling anything to Northern Trust or buying anything from Northern Trust, except on the same terms and conditions as are available to any other Northern Trust director, officer or employee.

Such situations, if significant, should always be discussed with the Code of Ethics Contact Person. Some of the issues that present potential conflicts, such as the receipt of gifts, are dealt with in separate policies, not part of this Code, that are applicable to particular parts of the Northern Trust organization. In addition, any separate policies dealing with conflicts of interest in specific operations of Northern Trust or in specific places where Northern Trust does business must be adhered to.

All persons covered by this Code should recognize that some situations that would present a conflict for any of our directors, officers or employees may also present a conflict if a member of his or her family were in the same situation.

IV. Public Disclosure

Each of our directors, officers or employees involved in Northern Trust’s public disclosure process, including the Chief Executive Officer, the Chief Financial Officer and the Controller of the Corporation (the “Senior Financial Officers”), is required to be familiar with and comply with our disclosure controls and procedures and internal control over financial reporting, to the extent relevant to his or her area of responsibility. As a U.S. incorporated and listed company, our public reports and documents are filed with the Securities and Exchange Commission (“SEC”) and must comply in all material respects with the applicable U.S. securities laws and SEC rules. In addition, any person having direct or supervisory authority regarding these SEC filings or our other public communications concerning its general business, results, financial condition and prospects should, to the extent appropriate within his or her area of responsibility, consult with other Northern Trust officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

Each of our directors, officers and employees who is involved in Northern Trust’s public disclosure process, including the Senior Financial Officers, must:

•	Be familiar with the disclosure requirements applicable to Northern Trust as well as the business and financial operations of Northern Trust.

•

Not knowingly misrepresent, or cause or permit others to misrepresent, facts about Northern Trust to others, whether within or outside Northern Trust, including to our independent auditors, governmental regulators and self-regulatory organizations.

•	Properly review and critically analyze proposed public disclosure for accuracy and completeness (or, where appropriate, delegate this task to others).

V. Legal Compliance

It is our policy to comply with all applicable laws, rules, codes and regulations wherever Northern Trust does business. These include applicable anti-money laundering and anti-terrorist finance (collectively “AML”) laws and regulations of the jurisdictions in which Northern Trust does business around the globe. They also include anti-bribery laws, fair dealing laws, economic sanction laws, anti-trust laws, anti-boycott laws, securities laws and related rules, banking laws, and the civil rights laws of all jurisdictions in which Northern Trust does business. It is the personal responsibility of each of our directors, officers and employees to adhere to the standards and restrictions imposed by applicable laws, rules and regulations. The following subsections address several types of legal prohibitions.

A. The Prohibition on the Misuse of Material Nonpublic Information

As a general rule, persons who possess material nonpublic information about an issuer of securities — whether it is the Corporation itself or another public company, such as a Northern Trust client – may be subject to the “abstain or disclose” rule. That is, they may be required by the securities laws either (1) to refrain from both trading in or recommending the purchase or sale of the securities of the corporation about which they have material nonpublic information, or of options on those securities, or from passing such information on to others (“tipping”), or (2) to disclose such information to the investing public before trading in those securities. In virtually all cases, of course, it will be improper for any of our directors, officers or employees to disclose that nonpublic information without the express permission of the original source of the information, such as the client from which the information was obtained. Impermissible tipping includes advising another person or entity to trade in a security when the director, officer or employee is prohibited from trading in that security. These restrictions apply not only to our directors, officers and employees but in many situations will apply to outsiders to whom Northern Trust provides information on a confidential basis, such as our accountants, attorneys and consultants.

It is also generally impermissible to trade in securities of any company when the information was initially disclosed, or would be used, in breach of a duty to maintain the information in confidence, such as nonpublic information obtained from a client that is material to the value of a security issued by another company such as the client. This is sometimes referred to as “misappropriation.”

The prohibitions in the prior two paragraphs remain in effect until the information has been substantially disclosed to the public or is no longer material.

Where similar factual circumstances exist similar rules may apply to the sales of loans or other financial interests under principles of law in countries where Northern Trust does business, such as common law fraud.

Anyone who is uncertain about the application of legal rules in any jurisdiction involving a purchase or sale of any Northern Trust securities or any securities in companies that he or she is familiar with by virtue of that person’s relationship with Northern Trust should consult with the General Counsel or the Corporation’s Corporate Secretary before making any such purchase or sale.

B. The Prohibition on Bribery and Kickbacks

Many jurisdictions have anti-bribery laws under which it is unlawful for any Northern Trust director, officer or employee to directly or indirectly solicit, demand or accept any gifts or other items of value intended to influence or reward that person in connection with any aspect of Northern Trust business.

Similarly, under the laws of numerous countries where Northern Trust does business, including the U.S., no Northern Trust director, officer or employee may directly or indirectly give a bribe, kickback or other similar payment or consideration to government officials in order to obtain business for Northern Trust or secure an improper advantage. For instance, under U.S. law, no Northern Trust staff member may make or grant a loan or gratuity to any bank examiner having authority over Northern Trust.

Many jurisdictions in addition to the U.S. impose prohibitions on behavior similar to those contained in the U.S. Foreign Corrupt Practices Act (“FCPA”). Under the FCPA, for example, it is a crime for a Northern Trust director, officer or employee or any agent, representative, or business partner of or consultant for Northern Trust – wherever that person is located worldwide – to give or offer to give money or anything of value with the intent to improperly influence the business decisions of officials or employees of a foreign government or its entities who have discretionary authority, including officials of public international organizations. Providing gifts, travel, entertainment or other items of value, or directing business directly or indirectly to particular vendors (e.g., when specifically directed to do so by a foreign government) may constitute FCPA violations. The FCPA applies to U.S. persons or companies acting either inside or outside the United States as well as to foreign persons if they commit an act in furtherance of a bribe while in the United States. All of our directors, officers and employees are expected to adhere to local law and to the FCPA – always conforming to the most stringent requirement where multiple laws may apply – as well as to comply with our separate FCPA Policy.

C. Anti-Money Laundering and Other Financial Crimes

Northern Trust is committed to complying with applicable AML laws and regulations of all countries in which it does business. This includes compliance with applicable AML laws and regulations in the jurisdictions in which Northern Trust does business. We are also committed to maintaining compliance with applicable U.S. government sanctions laws including orders and regulations issued by the U.S. Treasury’s Office of Foreign Assets Control and all other applicable government sanctions laws and regulations of the jurisdictions in which Northern Trust does business. Collectively, global AML laws and regulations are intended to safeguard the global financial system and the financial institutions that make up that system from the abuses of financial crime, including money laundering, terrorist financing, and other illicit financial transactions.

In order to maintain a strong global AML compliance program, the Corporation has adopted a separate AML Policy (which is not part of this Code) that has implemented programs, procedures and processes that address regulatory requirements in a manner that is commensurate with the risk presented by Northern Trust’s various business activities.

VI. Reporting and Accountability

The Corporate Governance Committee of the Board of Directors is responsible for applying this Code to specific situations in which questions are presented to it and for evaluating whether there is any need for revisions to this Code.

Any Northern Trust director, officer or employee who becomes aware of any suspected past, ongoing, or potential violation of the law, rules or regulations is required to notify the Code of Ethics Contact Person promptly. Alternatively, reports may be made using the procedures set forth in the Northern Trust Employee Hotline Information and Statement of Responsibility Regarding Business Abuse, which is posted on the Northern Trust Intranet. Failure to report is itself a violation of this Code.

Any questions relating to how this Code should be interpreted or applied, including questions about the legality of any proposed or actual conduct in any jurisdiction, should be addressed to the General Counsel, the Code of Ethics Contact Person or the Chief Compliance and Ethics Officer. A Northern Trust director, officer or employee who is unsure whether proposed conduct by that person or any other person violates this Code should discuss the situation with the Code of Ethics Contact Person to prevent possible misunderstandings and embarrassment at a later date. The General Counsel shall provide interpretations of this Code. These interpretations are subject to the final authority of the Corporate Governance Committee. In addition, questions about the interpretation of other Northern Trust policies may be directed as provided in the Employee Hotline Information and Statement of Responsibility Regarding Business Abuse. These documents address how anonymous reports of violations of Northern Trust policies may be made to The Network.

Each of our directors, officers and employees must:

•

Notify the Code of Ethics Contact Person promptly of any suspected past, ongoing, or potential violation of this Code itself, including where the violation of the Code entails a possible violation of law.

•

Promptly report to the Code of Ethics Contact Person if he or she has been charged with any felony, sanctioned by any regulatory agency, or charged with any misconduct relating to his or her actions as a Northern Trust employee.

•

Neither retaliate in any manner against any other Northern Trust director, officer or employee or any other person for reports of potential violations that are made in good faith nor discriminate in any way against any employee in the terms and conditions of employment.

Northern Trust will follow the following procedures in investigating and enforcing this Code, and in reporting on this Code:

•

Violations and potential violations by a director or executive officer of the Corporation (“D/EO Violations”) will be reported by the Code of Ethics Contact Person to the Corporate Governance Committee, after appropriate investigation. For purposes of this Code “executive officer” means a member of the Corporation’s Management Group or the Controller of the Corporation. The Corporate Governance Committee will review any D/EO Violations reported to it by the Code of Ethics Contact Person or that otherwise come to its attention. If the Corporate Governance Committee determines that a D/EO Violation has occurred, the Corporate Governance Committee will inform the Board of Directors through the Chairman of the Committee or, in the absence of the Chairman, another member of the Committee. Upon being notified that a D/EO Violation has occurred, the Board of Directors or its designee will take or direct such disciplinary or preventive action as it deems appropriate, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of appropriate governmental authorities.

•

Violations and potential violations by an employee other than an executive officer (“Employee Violations”) will be reviewed by the Code of Ethics Contact Person with the General Counsel and Chief Compliance and Ethics Officer after appropriate investigation. If the Code of Ethics Contact Person, the General Counsel and the Chief Compliance and Ethics Officer determine that an Employee Violation has occurred, the Code of Ethics Contact Person will inform the appropriate member of management. Upon being notified that an Employee Violation has occurred, such member of management or his or her designee will take or direct any action as he or she deems appropriate, up to and including dismissal. In the event of criminal or other serious violations of law, the General Counsel, the Chief Compliance and Ethics Officer, or their designees will notify appropriate governmental authorities.

Any waiver of a provision of this Code for directors or executive officers of the Corporation may be made only by the Board of Directors. A waiver and the reasons for granting the waiver for a director or executive officer of the Corporation must be promptly disclosed in the manner required by the rules of the SEC or The Nasdaq Stock Market, Inc. (“Nasdaq”). Any waiver for directors of subsidiaries of the Corporation, or for Northern Trust officers or employees other than executive officers of the Corporation, may be made only by the Code of Ethics Contact Person.

VII. Corporate Opportunities

Each of our directors, officers and employees owes a duty to Northern Trust to advance our business interests when the opportunity to do so arises. Our directors, officers and employees are prohibited from taking (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless Northern Trust has already been offered the opportunity and declined it.

More generally, directors, officers and employees are prohibited from using corporate property, corporate information or their position at Northern Trust for personal gain and from competing with Northern Trust. For these purposes Northern Trust corporate property includes any asset owned by, leased by or licensed to Northern Trust, including intangible property, information assets (including hard copy and electronic data) and proprietary rights (including trademarks).

Sometimes the line between personal and Northern Trust benefits is difficult to draw, and sometimes there are both personal and Northern Trust benefits in the same activity. Any Northern Trust director, officer or employee who intends to make use of Northern Trust property or services in a manner not solely for the benefit of Northern Trust should consult beforehand with the Code of Ethics Contact Person.

VIII. Confidentiality

In carrying out Northern Trust’s business, our directors, officers and employees often learn confidential or proprietary information about Northern Trust, its clients, suppliers, or others with which it does business. Our directors, officers and employees must maintain the confidentiality of all information that is entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information of Northern Trust, and of other companies, includes any non-public information the disclosure of which would be harmful to the relevant company or useful or helpful to competitors. The obligation to maintain the confidentiality of this information continues after the person in possession of the information is no longer affiliated with Northern Trust.

IX. Fair Dealing

We have a history of succeeding through honest business competition. Northern Trust does not seek competitive advantage through illegal or unethical business practices. Each of our directors, officers and employees should endeavor to deal fairly with Northern Trust’s clients, service providers, suppliers, competitors and employees. No Northern Trust director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice. No Northern Trust director, officer or employee should seek to manipulate or otherwise tamper with any market, including the market for any financial instrument such as securities, commodities or loans.

X. Protection and Proper Use of Northern Trust Assets

All of our directors, officers and employees should protect Northern Trust’s property and ensure its efficient use. All Northern Trust property should be used only for legitimate business purposes. Theft of corporate assets is prohibited and carelessness and waste should be avoided. As noted earlier, Northern Trust corporate property includes any asset owned by, leased by or licensed to Northern Trust, including intangible property, information assets (including hard copy and electronic data) and proprietary rights (including trademarks).

XI. Certification by Chief Executive Officer

Each year, at the time of the filing of the Corporation’s Form 10-K, the Corporation’s Chief Executive Officer, after consultation with the General Counsel, and the Code of Ethics Contact Person, shall certify to the Board of Directors that he or she is not aware of any violation by the Corporation of any Nasdaq corporate governance listing standard.

XII. Disclosure of this Code

This Code shall be posted on Northern Trust’s website. The fact that this Code is posted on the website shall be disclosed in the Corporation’s Form 10-K each year. Northern Trust shall make such other disclosure of this Code as is required by law.

Adopted by the Board of Directors on November 11, 2008.